CONTACTS From: Tony DeFazio	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Grocery Center REIT II, Inc.
tdefazio@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison-ARC Grocery Center REIT II, Inc.
Acquires Grocery-anchored Shopping Center in California

CINCINNATI, OH, November 12, 2014 - Phillips Edison-ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of Laguna 99 Plaza, adding another property in California to the Company’s portfolio.

Laguna 99 Plaza is an 89,188 square foot grocery store-anchored shopping center located in Elk Grove, California, part of the Sacramento metropolitan statistical area. Laguna 99 Plaza is anchored by Walmart Neighborhood Market, Walmart’s grocery store concept focused on a full line of groceries featuring fresh produce, service counters and pharmacies. Walmart sells the most volume of grocery-related items in the United States. Other national and regional tenants at the center include GNC, Metro PCS, and Goodwill.

The Company also has a robust acquisitions pipeline managed by its national, in-house acquisitions team to continue to source high quality grocery-anchored shopping centers diversified by grocer, geography, tenancy, lease expirations and creditworthiness.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded real estate investment trust that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, which has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

This press release contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to the factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission as well as other known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

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